Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO (763) 475-1400

UROLOGIX REPORTS FISCAL 2009 FIRST QUARTER RESULTS

MINNEAPOLIS — November 5, 2008 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2009 first quarter ended September 30, 2008. Revenue for the first quarter was $2.7 million or 39 percent less than the $4.4 million reported in the same period of fiscal 2008 and 27 percent less than the $3.7 million reported in the fourth quarter of fiscal year 2008. Net loss for the first quarter was $1.3 million, or a loss of $0.09 per diluted share. This compares to a net loss of $397,000 or $0.03 per diluted share for the first quarter of fiscal 2008, and a net loss of $2.2 million or $0.16 per diluted share in the fourth quarter of fiscal 2008. At September 30, 2008, the Company’s cash balance was $9.2 million, a decrease of $1.8 million from the prior quarter.

“We are disappointed with the revenue and operating results for the first quarter of fiscal 2009. We continue to build a solid foundation and new culture for the Company based on our philosophy of ‘back to basics’. While the changes we are implementing are taking some time to put in place and have caused some short term disruptions, I believe they are essential to building value over the long term. We are being very selective with our hiring as we rebuild our management team and our sales force. We believe our new hires are joining Urologix because our message that we will succeed against the competition by championing durable patient outcomes, a focus on customer service and on delivering high quality technology resonates with their beliefs,” stated Stryker Warren, Jr., CEO.

The decrease by 39 percent in revenue for the first quarter of this fiscal year as compared to the first quarter of the prior fiscal year is a result of reduced orders for procedure kits and a reduced number of procedures performed by Urologix-owned Cooled ThermoTherapy™ mobile services. The decrease in the number of orders for procedure kits is a result of a reduction in the number of accounts ordering in the first quarter and a reduction in the size of the orders per month. The year over year decrease in procedures performed by the Company’s Urologix-owned Cooled ThermoTherapy mobile services is due to a decrease in treatment volume in some of our accounts, lost accounts, transferring some account coverage to our third party mobile partners and disruption in some mobile routes.

The first quarter revenue decrease of 27 percent from the prior quarter’s revenue is a result of decreased revenue from catheter sales to direct accounts, Urologix-owned Cooled ThermoTherapy™ mobile services and third party mobile service providers. As with the year over year decline this was a result of a reduction in the number of customers ordering and a reduction in the size of orders. Additional factors that contributed to the first quarter’s sequential decrease in revenue included:

•	Continued turnover in the Company’s direct field sales organization during the first quarter. Sales coverage has been restored in the affected territories as well as in a previously open territory.

•

An increased rate of cancellations for scheduled treatments by our Urologix-owned mobile service. Some of the cancelled treatment days are attributable to Hurricane Ike’s impact on the Texas Gulf Coast region.

Revenue from catheter sales to direct accounts constituted 32 percent of overall revenue in the first quarter as compared to 47 percent in the fourth quarter. Revenue derived from the Urologix-owned Cooled ThermoTherapy™ mobile service declined 12.2 percent from that reported in the fourth quarter of fiscal 2008 and constituted 50 percent of overall revenue in the first quarter of fiscal 2009 compared to 42 percent in the fourth quarter of fiscal 2008. Third party mobile revenue represented approximately 14 percent of overall revenue compared to 10 percent of revenue in the prior quarter.

Gross profit for the first quarter of fiscal 2009 was $1.2 million, or 44 percent of revenue, compared to $2.0 million or 55 percent of revenue in the fourth quarter of fiscal 2008 and $2.7 million or 63 percent of revenue in the first quarter of fiscal 2008. The decrease in gross margin over the fourth quarter of fiscal 2008 and the prior year period is primarily due to an increase in unabsorbed manufacturing expenses as a result of decreased production. Operating expenses decreased by $1.8 million, or 43 percent from the fourth quarter of fiscal 2008, and $731,000, or 23 percent from the first quarter of fiscal 2008. The decrease in operating expenses from the fourth quarter of fiscal 2008 is a result of the reversal of approximately $396,000 of the $755,000 charge in the fourth quarter to increase our sales tax reserve as a result of new information obtained which indicates that we will not owe as much sales tax as previously estimated. The remaining decrease is a result of decreases in sales and marketing expenses. The decrease in operating expenses from the first quarter of fiscal 2008 is also a result of the reversal of a portion of the sales tax reserve in the first quarter of fiscal 2009, as well as a decrease in sales and marketing expenses.

“While moving our sales force to a consultative selling model that requires frequent account touches, clinical knowledge, practice development and personal accountability, there has been turnover. At Urologix we believe we have the best technology to treat enlarged prostate disease in the comfortable setting of a physician’s office. This belief is supported by multiple clinical publications including 5 year durability data on both our Targis™ and Cooled ThermoCath™ product lines. To convey this message to the customer requires that our sales personnel have thorough knowledge of the clinical data and treatment options available to patients with enlarged prostates. Urologix has initiated highly focused clinical sales training to enable our sales associates to achieve this goal. We see an encouraging sign in that some of the ‘new’ Urologix sales personnel are individuals who had previously worked for the Company years ago and value the position we are now taking in the marketplace,” said Mr. Warren.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2009 first quarter and full year results on Wednesday November 5, 2008 at 3:00 p.m. Central Daylight Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2008	2007
Sales	$2,655	$4,351
Cost of goods sold	1,484	1,629

Gross profit	1,171	2,722

Costs and expenses:
Selling, general and administrative	1,829	2,501
Research and development	622	678
Amortization of identifiable intangible assets	6	9

Total costs and expenses	2,457	3,188

Operating loss	(1,286)	(466)
Interest income	46	143

Loss before income taxes	(1,240)	(323)

Income tax expense	34	74

Net loss	$(1,274)	$(397)

Net loss per common share—basic	$(0.09)	$(0.03)

Net loss per common share—diluted	$(0.09)	$(0.03)

Weighted average number of common shares outstanding—basic	14,383	14,333

Weighted average number of common shares outstanding—diluted	14,383	14,333

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Sept. 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$9,197	$11,031
Accounts receivable, net	1,401	1,773
Inventories	1,627	1,634
Prepaids and other current assets	291	115

Total current assets	12,516	14,553

Property and equipment:
Property and equipment	12,258	12,303
Less accumulated depreciation	(10,416)	(10,295)

Property and equipment, net	1,842	2,008
Other assets	714	752
Identifiable intangible assets, net	161	167

Total assets	$15,233	$17,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$594	$774
Accrued compensation	351	711
Deferred income	257	227
Other accrued expenses	1,048	1,582

Total current liabilities	2,250	3,294
Deferred income	293	339

Total liabilities	2,543	3,633

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	113,530	113,413
Accumulated deficit	(100,984)	(99,710)

Total shareholders’ equity	12,690	13,847

Total liabilities and shareholders’ equity	$15,233	$17,480

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended September 30,
	2008	2007
Operating Activities:
Net loss	$(1,274)	$(397)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	287	278
Provision for bad debts	1	7
Employee stock-based compensation expense	117	225
Deferred income taxes	—	74
Change in operating items:
Accounts receivable	371	408
Inventories	(92)	(4)
Prepaids and other assets	(138)	(189)
Accounts payable	(180)	(196)
Accrued expenses and deferred income	(910)	(414)

Net cash used for operating activities	(1,818)	(208)

Investing Activities:
Purchase of property and equipment	(16)	(62)

Net cash used for investing activities	(16)	(62)

Financing Activities:
Net cash provided by financing activities	—	—

Net decrease in cash and cash equivalents	(1,834)	(270)
Cash and cash equivalents:
Beginning of period	11,031	12,250

End of period	9,197	11,980

Supplemental cash-flow information

Net amount of inventory transferred to property and equipment	$99	$129